UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 14, 2005

Date of Report (date of earliest event reported)

PRECISION CASTPARTS CORP.

(Exact name of registrant as specified in its charter)

Oregon	1-10348	93-0460598
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4650 S.W. Macadam Avenue

Suite 440

Portland, Oregon 97239-4254

(Address of principal executive offices)

(503) 417-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  MATERIAL DEFINITIVE AGREEMENT

On October 14, 2005, the Company entered into an amended and restated bank credit facility with Bank of America, N.A., as administrative agent, lender, swing line lender and letter of credit issuer, and the other lenders from time to time party thereto.  The amended facility consists of a five-year, $1.0 billion revolving loan (with a $250 million increase option) maturing in October 2010 and includes a swing line facility and a letter of credit facility.  The facility prior to amendment consisted of a $300.0 million term loan and a $400.0 million revolving loan which matured in December 2008.  At October 2, 2005, the term loan had outstanding borrowings of $288.8 million and there was no outstanding borrowings under the revolving loan.  On the effective date of the amended facility the outstanding principal balance of the term loan was converted to a revolving loan under the amended facility.  Borrowings under the amended facility bear interest at either LIBOR plus applicable spreads, which range from 0.30% to 1.00% depending on credit ratings received from Moody’s and S&P, or the Base Rate (as defined in the amended facility) at the Company’s option.  The amended facility also has a facility fee, which ranges from 0.10% to 0.325% of the aggregate commitments under the facility depending on the Company’s credit ratings, and a utilization fee of 0.125% on all outstanding loans if the aggregate outstanding loans equal or exceed 50% of the aggregate commitments under the facility.  The amended facility contains various standard representations and warrantics, events of default and financial and other covenants which are substantially the same, but no less favorable to the Company, as the events of default and covenants contained in the Company’s previous facility, including maintenance of minimum net worth, interest coverage ratio and leverage ratio.  The amended facility is guaranteed by the Company’s material domestic subsidiaries.  A copy of the amended facility is attached hereto as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECISION CASTPARTS CORP.

Date: October 18, 2005	By:	/s/ William D. Larsson
	Name:	William D. Larsson
	Title:	Senior Vice President and
Chief Financial Officer
(Principal Financial and
Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Amended and restated bank credit facility entered into on October 14, 2005.